Exhibit 10.2

April 22, 2016

Mr. Bradley Goist

1011 Treasure Island Drive

Mattawan, Michigan

49071

Dear Brad

I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of President North American Business Unit of Cott Corporation (the “Company”). This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at will employee at all times.

1. Position and Duties.

1.1 Position. Subject to the terms and conditions hereof, you will be employed by the Company as its President North American Business Unit, effective as of May 31, 2016 (the “Employment Date”).

1.2 Responsibilities.

(a) As the Company’s President North American Business Unit, you will report to the Chief Executive Officer and have such duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer.

(b) You agree to devote all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s President North American Business Unit.

1.3 No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

2. Remuneration.

2.1 Base Salary. Your annual base salary will initially be at the rate of US $400,000 per year (“Annual Base Salary”), paid on a bi-weekly basis, pro-rated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process. You will receive an annual car allowance in the amount of US $13,500 annually and a cell phone allowance in the amount of US $2,025 annually.

2.2 Bonus. You will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is 75% of your Annual Base Salary. The bonus year is the Company’s fiscal year and any payments made to you for bonus year 2016 will be pro-rated based on your Employment Date and a 366-day year. Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”). Please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

2.3 One-time on hire LTI Grant. You will be entitled to receive a one-time long term incentive (“LTI”) award equivalent to US $ 250,000 comprised of stock options (37.5%), performance-based restricted share units (37.5%) and time-based restricted share units (25%), granted to you at the next regularly scheduled meeting of the HRCC. The stock options and time-based restricted share units will vest ratably in three equal annual installments from the grant date, and the performance-based restricted units will vest based upon the achievement of a specific level of cumulative pre-tax income over the three-year period ending at the end of fiscal 2018. The LTI award, including the vesting terms, will be governed by the Amended and Restated Cott Corporation Equity Incentive Plan, as amended and your award agreement. You will be eligible for future LTI awards of $360,000 that will be based on your performance and will be in line with similar peer positions at the Company. Annual grants are issued following approval by the HRCC at its regularly scheduled meetings in February.

3. Benefits.

3.1 Benefit Program. Effective as of the Employment Date, you will be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include health, disability and life insurance benefits. Employee contributions are required for our benefit program. You will also be eligible to be reimbursed or the Company will pay directly for the costs of an annual medical examination in an amount not to exceed US $1,500 per year.

3.2 401(k) Plan; ESPP. In addition, on the first day of the first fiscal quarter following your completion of six (6) months of employment, you will be eligible to participate in the Company’s 401(k) Savings and Retirement Plan. You will be eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”), through which you can purchase Company common shares at a discount through payroll deductions.

3.3 Vacation. You will be entitled to four (4) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of the Chief Executive Officer.

3.4 Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time.

3.5 Relocation. You will be provided with a relocation allowance of US $150,000, which must be used for costs incurred during your relocation to the Tampa, Florida area and will be paid within first 30 days of first day employment. As a condition of continued employment with the Company, you will be expected to complete your relocation to Tampa, Florida within the 12-month period following the Employment Date. In view of the amounts being provided to you in accordance with this Section 3.5, you will be required to repay the Company in full if you are terminated for Cause (as defined in Exhibit A) or voluntarily resign your position prior to the two year anniversary of the Employment Date. Repayment of any amounts due by you to the Company shall be made to the Company on or before the 90th day after the date of resignation or termination.

3.6 No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4. Termination; Payments and Entitlements Upon a Termination.

4.1 Termination. The Company may terminate your employment: (a) for Cause (as defined in Exhibit A), (b) upon your Disability (as defined in Exhibit A), or (c) for any reason or no reason, in all cases, upon reasonable notice to you. Your employment with the Company will terminate upon your death.

4.2 Involuntary Termination. Subject to Sections 4.3, 8.9, and 10.11, if your employment is terminated following the date of this Offer Letter (i) by the Company without Cause other than by reason of your Disability or (ii) by you for Good Reason (either (i) or (ii), an “Involuntary Termination”), you will be entitled to the following payments and entitlements:

(a) Cash Severance Payment. You will receive a cash payment in an amount equal to nine months of your then Annual Base Salary (the “Severance Amount”). The Severance Amount will be paid in a lump sum, less all applicable withholding taxes, within thirty (30) days after the Involuntary Termination, except in the case of an Involuntary Termination that is part of a group termination program, in which case the payment shall be made within sixty (60) days. The Severance Amount will not be considered as compensation for purposes of determining benefits under any other qualified or non-qualified plans of the Company.

(b) Accrued Salary and Vacation. You will be paid all salary and accrued vacation pay earned through the date of your termination, less all applicable withholding taxes, on the first regular pay date following the date of your termination.

(c) No Other Payments. Upon payment of the amounts to be paid pursuant to Sections 4.2(a) and 4.2(b), the Company shall have no further liability hereunder.

4.3 Release Required. You will not be entitled to receive the payment set forth in Section 4.2(a) and, if applicable, Section 9, unless you execute, at least seven days before the date payment is due to be made, and do not revoke, a release in the form of release set forth in Exhibit B in favor of the Company and related parties relating to all claims or liabilities of any kind relating to your employment with the Company and the Involuntary Termination of such employment.

5. Other Termination. If your employment is terminated by (a) your resignation, (b) your death, or (c) by the Company for Cause or as a result of your Disability, then you shall not be entitled to receive any severance or other payments, entitlements or benefits other than Annual Base Salary earned through the date of termination and reimbursement for expenses through the date of termination and, in either case, not yet paid. For greater certainty, with respect to a termination by reason of death or by reason of a Disability, nothing in this Offer Letter shall derogate from any rights and/or entitlements that you may be entitled to receive under any other equity compensation or benefit plan of the Company applicable to you.

6. Resignation. If you are a director of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

7. Rights under Equity Plans. The provisions of this Offer Letter are subject to the terms of the Company’s equity plans in effect from time to time. Any equity awards granted to you under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options and stock appreciation rights, become exercisable or not, as provided by and subject to the terms of the applicable equity plan.

8. Restrictive Covenants.

8.1 Confidentiality.

(a) You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company hereunder, you will have access to and will be entrusted with information that would reasonably be considered confidential to the Company or its Affiliates, the disclosure of which to competitors of the Company or its Affiliates or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company. Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information;

(iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect on the date hereof, the amount and components of your compensation are required to be publicly disclosed on an annual basis.

8.2 Inventions. You acknowledge and agree that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and databases made or conceived by you prior to or during your employment relating to the business or affairs of the Company, shall belong to the Company. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Chief Executive Officer from time to time.

8.3 Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its business.

8.4 Non-Competition and Non-Solicitation.

(a) You will not at any time, without the prior written consent of the Company,

during your employment with the Company and for a period of 9 months after the termination of your employment (regardless of the reason for such termination or whether the Severance Payment is made), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit your name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii) for the purpose, or with the effect, of competing with any business of the Company, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company or any Affiliate at the time you ceased to be employed by the Company or who was a client during the 12 months immediately preceding such time;

(iii) solicit or offer employment to any person employed or engaged by the Company or any Affiliate at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

(b) Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c) If you are at any time in violation of any provision of this Section 8.4, then each time limitation set forth in this Section 8.4 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

8.5 Insider Trading and Other Policies. You will comply with all applicable securities laws and the Company’s Insider Trading Policy and Insider Reporting Procedures in respect of any securities of the Company that you may acquire, and you will comply with all other of the Company’s policies that may be applicable to you from time to time.

8.6 Non-Disparagement. You will not disparage the Company or any of its affiliates, directors, officers, employees or other representatives in any manner and will in all respects avoid any negative criticism of the Company.

8.7 Injunctive Relief.

(a) You acknowledge and agree that in the event of a breach of the covenants, provisions and restrictions in this Section 8, the Company’s remedy in the form of monetary damages will be inadequate and that the Company shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) The parties acknowledge that the restrictions in this Section 8 are reasonable in all of the circumstances and you acknowledge that the operation of restrictions contained in this Section 8 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

8.8 Survival of Restrictions. Each and every provision of this Section 8 shall survive the termination of this Offer Letter or your employment (regardless of the reason for such termination).

8.9 Forfeiture. Notwithstanding the provisions of Section 4.2, if following any Involuntary Termination it shall be determined that the you have breached (either before or after such termination) any of the agreements in this Section 8, the Company shall have no obligation or liability or otherwise to make any further payment under Section 4.2 from and after the date of such breach, except for payments, if any, that cannot legally be forfeited.

9. Code Section 409A.

9.1 In General. This Section 9 shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

9.2 Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 9.1 only if the Company provides the release to you on or before the date of your Involuntary Termination.

9.3 Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in Section 9.1 that is due to be paid within a stated period following your Involuntary Termination shall be paid:

(a) If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

(b) In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

9.4 Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 9.1: (a) with respect to any such reimbursement under Section 10.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

9.5 Offset. If you are subject to Section 409A of the Code, any offset under Section 10.11 shall apply to a payment described in Section 9.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

9.6 Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.

10. General Provisions.

10.1 Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

10.2 Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

10.3 Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

10.4 Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

10.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

10.6 Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

10.7 No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

10.8 Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

10.9 Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

10.10 Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

10.11 Set-Off. Except as limited by Section 9.5, the Company may set off any amount or obligation which may be owing by you to the Company against any amount or obligation owing by the Company to you.

10.12 Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

10.13 Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.14 Consultation with Counsel. You acknowledge that you have conferred with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references, as well as a drug screen. Our background check is done online and once you have returned the necessary paperwork, you will be provided a link to complete the necessary information and to make arrangements for your drug test.

To comply with the Immigration Reform and Control Act of 1986, the company must verify your identity and authorization to work in the United States. Once we receive your acceptance we will overnight a packet of new hire paperwork, which will include INS Form I-9. Please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. If you have any difficulty in this regard, please call Mike Creamer.

Brad, please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

Jerry Fowden, CEO Cott Corporation

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

Brad Goist	Date

Exhibit A

Definitions

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Company at the time of termination of your employment.

“Cause” shall mean your:

(a) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within ten (10) days of the receipt of such notice;

(b) theft, fraud, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company, or in the carrying out of your duties, including, without limitation, any breach of the representations, warranties and covenants contained herein;

(c) conviction of or plea of guilty to a criminal offence that involves fraud, dishonesty, theft or violence;

(d) breach of a fiduciary duty owed to the Company;

(e) refusal to follow the lawful written reasonable and good faith direction of the Board; or

(f) failure to relocate to the greater metropolitan Tampa, Florida area within 12 months of the Employment Date.

“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position for six (6) consecutive months or for any cumulative period of 125 business days (whether or not consecutive) in any two (2) year period.

“Good Reason” shall mean any of the following:

(a) a material diminution in your title or assignment to you of materially inconsistent duties;

A-1

(b) a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all senior executives;

(c) relocation of your principal place of employment to a location that is more than 50 miles away from your principal place of employment on the Employment Date, unless such relocation is effected at your request and with your approval;

(d) a material breach by the Company of any provisions of this Offer Letter, or any employment agreement to which you and the Company are parties, after written notice by you of the breach and such failure remaining uncorrected following an opportunity for the Company to correct such failure within ten (10) days of the receipt of such notice; or

(e) the failure of the Company to obtain the assumption in writing of its obligation to perform this Offer Letter by any successor to all or substantially all of the business or assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction.

“Territory” shall mean the countries in which the Company and its subsidiaries conduct the Business or in which the Company plans to conduct the Business within the following 12 months.

A-2

Exhibit B

Form of Release

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the Offer Letter between Cott Corporation (the “Corporation”) and Brad Goist (the “Employee”) dated April [21], 2016, the Corporation and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Offer Letter.

1.	The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in Section 4.2 of the Offer Letter unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2.	In consideration of the payment and benefits set forth in the Offer Letter and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. The Employee is aware of his rights under the Human Rights Code and represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3.	The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.	Nothing herein shall be deemed to release: (i) any of the Employee’s continuing rights under the Offer Letter; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.

5.	In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release (i) any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct, (ii) any recovery of incentive compensation paid to the Employee pursuant to the Dodd-Frank Wall Street and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, rules, regulations and listing standards promulgated thereunder, or Company policies implementing the same as may be in effect from time to time.

6.	The Employee acknowledges that he has carefully read and fully understands all of the provisions and effects of the Offer Letter and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph 6 and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7.	The Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

Dated:

Brad Goist (Employee)

COTT CORPORATION

Per:
Name:
Title:

Per:
Name:
Title:

B-2